EXHIBIT 3.5

CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED BYLAWS

CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED BYLAWS
 OF GENSTAR THERAPEUTICS CORPORATION

        The Undersigned, being the Chief Executive Officer of GenStar Therapeutics Corporation, a Delaware corporation (the “Company”), hereby certifies that Section 3.2 of the Amended and Restated Bylaws of the Company was amended, effective July 20, 2001, by the Action by Unanimous Written Consent of the Board of Directors to provide in its entirety as follows:

        “3.2  NUMBER OF DIRECTORS.  The number of directors of the corporation shall be not less than three (3) nor more than seven (7).  The exact number of directors shall be five (5) until changed, within the limits specified above, by a bylaw amending this Section 3.2, duly adopted by the board of directors or by the stockholders.  The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the certificate of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of the holders of a majority of the stock issued and outstanding and entitled to vote or by resolution of a majority of the board of directors.

        No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.”

Date:  July 20, 2001

/s/ Robert E. Sobol, M.D.

Robert E. Sobol, M.D.